Exhibit 99.1
Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA  20191

CONTACT:
Ronald Johnston, Chief Financial Officer
rjohnston@tier.com
(571) 382-1000

Tier Announces Sale of Government Business Process Outsourcing Business Unit

RESTON, Va., July 7, 2008 – As previously announced, Tier Technologies, Inc. (Nasdaq: TIER) is in the process of the divestment of a number of business units and operations.  On June 30, 2008, Tier completed the sale of its Government Business Process Outsourcing business unit.  In addition, Tier recently completed the sale of its State Systems Integration business unit, Health and Human Services business unit, and Virginia Call Center and Independent Validation and Verification operations.

Tier has two additional business units currently under review by potential acquirers.  With closure on these last transactions, Tier will have completed its divestiture plan as part of its strategy to focus on electronic payment processing going forward.

About Tier

Tier Technologies, Inc. primarily provides federal, state and local government and other public sector clients primarily with electronic payment processing and other transaction processing services.  Tier Technologies is headquartered in Reston, Virginia.  Its electronic payment processing clients include over 3,000 federal, state, and local governments, educational institutions, utilities and commercial clients throughout the U.S.  Through its subsidiary, Official Payments Corp., Tier delivers payment processing solutions for a wide range of markets.  For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Tier undertakes no obligation to update any such forward-looking statements.  Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities; the timing and completion of the divestment of the Company’s non-core assets; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's annual report on Form 10-K for the fiscal year ended September  30, 2007 filed with the SEC.